NYSE: WMB

Date: Nov. 20, 2003

Reminder: Williams’ Power Tutorial Set for Friday

     TULSA, Okla. — Williams (NYSE:WMB) is presenting a tutorial related to its power business tomorrow, Nov. 21, at 10 a.m. Eastern.

     Participants are encouraged to access the tutorial via a presentation on www.williams.com. The presentation slides will be available for viewing, downloading and printing by 7:30 a.m. Eastern Friday.

     A limited number of phone lines for the presentation also will be available at (800) 810-0924. International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.

     Audio replays of the tutorial will be available at 3 p.m. Eastern Nov. 21 through midnight on Nov. 26. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 382878. The webcast replay — audio and slides — will be available on www.williams.com.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.